Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
REFCO INC.

1.                                       The name of the corporation is:

Refco Inc.

2.                                       The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.                                       The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.                                       The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock, $.01 par value per share.

5.                                       The name and mailing address of the incorporator is as follows:

Michael J. Perlowski
190 South LaSalle Street
Chicago, Illinois 60603

6.                                       The corporation is to have perpetual existence.

7.                                       In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, adopt, alter, amend or repeal the By-laws of the corporation.

8.                                       Meetings of the stockholders may be held within or without the State of Delaware, as the By-laws may provide.  The books of the corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the corporation or in the By-laws of the corporation.  Elections of directors of the corporation need not be by written ballot unless the By-laws of the corporation shall so provide.

9.                                       The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

10.                                 (A)  Directors of the corporation shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent now or hereafter required by law.

(B)  The corporation shall indemnify, to the fullest extent permitted from time to time by the DGCL or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (and the corporation, in the discretion of the board of directors, may so indemnify a person by reason of the fact that he is or was an employee or agent of the corporation or is or was serving at the request of the corporation in any other capacity for or on behalf of the corporation or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the corporation shall be required to indemnify a director or officer of the corporation in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors of the corporation.  Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.  The right to indemnification conferred by this paragraph shall be deemed to be a contract between the corporation and each person referred to herein.

(C)  No amendment to or repeal of the provisions of this Article 10 shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendments.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly, have hereunto set my hand this 17th day of March, 2005.

/s/ MICHAEL J. PERLOWSKI
Michael J. Perlowski